EXHIBIT 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 29th day of March 2023 and effective as of January 9, 2023 (the “Effective Date”), by and between World Wrestling Entertainment, Inc. (“WWE” or the “Company”) and Vincent K. McMahon (“McMahon”).

WHEREAS, the parties hereto desire to provide for the terms of McMahon’s employment with WWE on an at-will basis in the capacity of Executive Chairman of the Board of Directors of WWE (the “Board”) as set forth in this Agreement; and

WHEREAS, by signing below, McMahon accepts and agrees to the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      Term/At-Will Employment.

The parties agree that the term of this Agreement, and McMahon’s employment, is intended to be two (2) years from McMahon’s start date of January 9, 2023 (the “Term”). The Term shall be extended automatically for an additional year as of the second anniversary of the Effective Date and as of each subsequent annual anniversary of the Effective Date (each such anniversary is referred to herein as an “Anniversary Date”), unless at least one hundred eighty (180) days prior to any such Anniversary Date either party shall have given notice to the other party that the Term shall not be so extended. Irrespective of the intended Term, including any renewal, McMahon’s employment shall, at all times, be on an at-will basis, so that either WWE or McMahon may terminate his employment, and this Agreement, with or without cause or reason, at any time; however, if McMahon intends to terminate his employment, he shall provide WWE with at least 60 days advance written notice. However, early termination of this Agreement shall be subject to the provisions below concerning post-termination payments to McMahon and/or reimbursements due WWE.

SECTION 2.      Position and Duties.

(a)               McMahon agrees to render such services to WWE on a full-time basis as are consistent with the position of Executive Chairman of the Board pursuant to the terms and conditions hereinafter set forth. McMahon shall, at all times, faithfully, industriously and to the best of his ability, experience and talent, perform the duties associated with this position, and he shall devote all of his working time and efforts to the performance of such duties. McMahon shall, at all times, also be subject to and comply with the policies and procedures generally applicable to WWE’s senior executives to the extent the same are not inconsistent with any term of this Agreement.

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(b)               McMahon shall report directly to, and be subject to the direction of the Board. McMahon’s base of work shall be in WWE’s Stamford, Connecticut headquarters; however, he shall also render services at such other places within or outside the United States as WWE may direct from time to time and as may be reasonably necessary to effectively fulfill his duties and responsibilities.

SECTION 3.      Compensation & Benefits.

(a)               Base Salary: Effective as of the Effective Date, McMahon’s base salary shall be One Million Two Hundred Thousand dollars ($1,200,000) per annum, less applicable taxes and withholdings (the “Base Salary”), payable on a bi-weekly basis in accordance with WWE’s standard payroll practices. Merit adjustments in Base Salary shall be within the sole discretion of WWE and determined and paid out also in accordance with WWE’s standard payroll practices.

(b)               Incentive Bonus: McMahon is also eligible to participate in the WWE Discretionary Bonus Plan. The funding of the plan is based upon WWE’s achievement of financial and/or strategic performance measures, as determined by WWE in its discretion. The bonus pool funding can increase, decrease or be forfeited based on the level of achievement of WWE’s and/or McMahon’s personal performance measures. Effective for the Company’s 2023 fiscal year, McMahon’s annual Incentive Bonus will have a target of 175% of his current salary. The fact and amount of McMahon’s individual award will be determined based upon those factors indicated above, and again, at all times within WWE’s discretion. As with any other benefit programs, the fact and/or terms of any bonus eligibility can be modified or deleted at any time within WWE’s sole discretion. The bonus for any calendar year will be paid by March 15th of the subsequent calendar year. Except as otherwise provided under Section 4 below, upon a termination of employment prior to the end of the Term, McMahon shall not be paid any bonus amounts following such termination.

(c)               WWE Equity.

(i)                 McMahon will also be considered for eligibility in all future stock programs that are offered to other key executives in WWE, including the Performance/Restricted Stock Unit (PSU/RSU) program, at all times subject to WWE’s Compensation and Human Capital Committee’s discretion. Further, all other terms and conditions of McMahon’s eligibility for equity shall be governed by WWE’s Omnibus Incentive Plan. Effective as of calendar year 2023, McMahon’s equity grant shall have an annual target grant date value of $4,300,000.

(ii)              Except as otherwise provided in the applicable award agreement and Section 4 herein, if McMahon voluntarily terminates his employment with WWE for any reason, or his employment with WWE is terminated by WWE for any reason, then any and all unearned or unvested WWE equity as set forth above shall be forfeited as of the last day of employment.

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(d)               Other Benefits: McMahon will be eligible for full company benefits on the first day of the month coincident or following his date of hire. WWE benefits include (but are not limited to): medical, dental, life and disability. McMahon will be automatically enrolled in WWE’s 401k plan at 3%. Should McMahon elect to opt out of the 401k auto-enrollment, please call Fidelity at 1-800-835-5097, after receipt of their confirmation letter. Subject to statutory limits, WWE currently matches to the 401k fifty percent (50%) of contributions up to six percent (6%) of salary. This match is subject to a one-year vesting and may be changed by WWE at any time within WWE’s sole discretion. As with all other employee benefits, these benefits are subject to change or deletion at any time within WWE’s discretion and without any particular advance notice. In addition, when the Company’s aircraft is not in use for business purposes, the aircraft may be used for the personal travel of McMahon and members of his immediate family and their invited guests. For any personal use of the aircraft in accordance with this Section 3(d), the management company for the aircraft shall bill McMahon directly at rates applicable to the Company’s business use of such aircraft and which cover all incremental cost(s) that otherwise would result to the Company from McMahon’s personal use. Duplicate copies of such bills shall be provided to the Company.

(e)               Paid Time Off: Vacation and personal leave accrual and use shall be subject to WWE’s policies as such policies may exist and/or be amended from time to time. McMahon will accrue twenty (20) vacation days and three (3) personal days per year.

(f)                First Class Travel. McMahon shall be entitled to travel first class in the performance of his duties hereunder.

(g)               Reimbursement of Expenses. During the Term, McMahon shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices presently followed by the Company or as may be established by the Board for its senior executive officers) in performing services under this Agreement, provided that McMahon properly accounts for such expenses in accordance with the Company’s policies.

SECTION 4.      Payments Upon Termination of Employment.

(a)               Termination of Employment Without Good Reason, For Cause, Death or Disability. If, prior to the end of the Term, McMahon’s employment is terminated by McMahon without Good Reason, by WWE for Cause, due to McMahon’s death or due to McMahon’s Disability, with the sole exception of any accrued, but unpaid, Base Salary through the termination date and any benefits to which McMahon may be entitled under any applicable plans and programs of WWE as of the termination date (the “Accrued Benefits”), no payments upon such termination will be due McMahon under this Agreement.

(b)               Non-Renewal. If this Agreement expires at the end of the Term without renewal by either party, with the sole exception of the Accrued Benefits, no payments upon such expiration will be due McMahon under this Agreement.

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(c)               Termination of Employment Without Cause or For Good Reason Absent a Change in Control. If, prior to the end of the Term, McMahon’s employment is terminated by WWE without Cause or by McMahon for Good Reason, in either case, absent a Change in Control, WWE will provide McMahon with the following benefits (which, for the avoidance of doubt, shall be in lieu of, and not in addition to, any benefits provided under the WWE Severance Policy, except as provided in clause (iii) below), subject to Section 4(e) below:

(i)                 the Accrued Benefits;

(ii)              continued payment of McMahon’s then-current annual Base Salary through the end of the Term in accordance with WWE’s standard payroll practices, but in no event less than one (1) year’s annual Base Salary;

(iii)            payment of McMahon’s annual Incentive Bonus target on a pro-rata basis for the year in which such termination occurs in accordance with WWE’s standard practices regarding annual bonus payments. For clarity, McMahon shall not be paid any bonus amounts for any remaining years of the Term upon termination as described in this Section 4(c); and

(iv)             subject to McMahon’s timely election in accordance with the Consolidated Omnibus Reconciliation Act, as amended (“COBRA”) and continued eligibility, continued coverage for McMahon and any eligible dependents under WWE’s group health insurance coverage in accordance with the WWE Severance Policy through the end of the Term (subject to the consent of the applicable insurance provider to the extent such coverage extends beyond the period required by applicable law).

(d)               Termination of Employment Without Cause or For Good Reason In Connection with a Change in Control. If, prior to the end of the Term, McMahon’s employment with WWE is terminated by WWE without Cause or by McMahon for Good Reason, in either case, on the date of or within the two (2) year period following a Change in Control (as defined below) (each such termination of employment, a “Qualifying CIC Termination”), WWE will provide McMahon with the following benefits (which, for the avoidance of doubt, shall be in lieu of, and not in addition to, any benefits provided under the WWE Severance Policy), subject to Section 4(e) below:

(i)                 the Accrued Benefits;

(ii)              a lump sum cash payment equal to two (2) times his then-current Base Salary, payable on or before the sixtieth (60th) calendar day following the Qualifying CIC Termination;

(iii)            a lump sum cash payment equal to two (2) times McMahon’s target Incentive Bonus opportunity for the year in which the Qualifying CIC Termination occurs, payable on the sixtieth (60th) calendar day following the Qualifying CIC Termination;

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(iv)             payment of McMahon’s annual Incentive Bonus target on a pro-rata basis for the year in which such termination occurs payable on or before the sixtieth (60th) calendar day following the Qualifying CIC Termination. For clarity, McMahon shall not be paid any bonus amounts for any remaining years of the Term upon termination as described in this Section 4(d);

(v)               acceleration and 100% vesting of all then-outstanding equity awards, including without limitation, all special grants previously made to McMahon, and for any performance awards that have not previously vested, (x) any payout in respect of performance criteria that have not yet been attained as of the date of the Qualifying CIC Termination for any incomplete award period shall be determined based on 100% of target-level achievement and (y) any payout in respect of performance criteria that have been attained as of the date of the Qualifying CIC Termination for any incomplete award period shall be determined based on actual performance as of the date of such Qualifying CIC Termination in accordance with the terms and conditions of the applicable award agreement for such performance award; and

(vi)             subject to McMahon’s timely election in accordance with COBRA and continued eligibility, continued coverage for twenty-four (24) months following the Qualifying CIC Termination (or until McMahon becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier) (the “CIC COBRA Benefit Period”) for McMahon and any eligible dependents under WWE’s group health insurance coverage in which McMahon and any such dependents participated in immediately prior to the date of the Qualifying CIC Termination, to the extent permitted thereunder and subject to any active-employee cost-sharing or similar provisions in effect for McMahon thereunder as of immediately prior to the date of McMahon’s termination of employment and the consent of the applicable insurance provider to the extent such coverage extends beyond the period required by applicable law; provided that such coverage shall not be provided in the event WWE would be subject to any excise tax under Section 4980D of the Internal Revenue Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or to the extent not permitted by other applicable law, and in lieu of providing the coverage described above, WWE shall instead pay to McMahon a monthly cash payment in an amount equal to the portion of the monthly COBRA premiums WWE would have paid during the CIC COBRA Benefit Period, after taking into account any active employee cost-sharing or similar provisions in effect for McMahon, with such monthly payment being made on the last day of each month of the remainder of the CIC COBRA Benefit Period.

(e)               Separation Agreement Requirement. Payments described in Sections 4(c) and (d) above (other than the Accrued Benefits) are conditioned on (i) McMahon’s execution of a standard separation agreement, which shall contain, among other provisions, a full release and waiver of claims or potential claims against WWE in substantially the form attached hereto as Exhibit A, which separation agreement must be executed and irrevocable by the deadlines set by then applicable laws, but no later than the sixtieth (60th) day following the effective termination of

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employment, whichever is less, and (ii) McMahon’s ongoing compliance with the covenants set forth in Section 6 in accordance with their terms. Any payments or benefits otherwise payable during such period will accrue and be paid, without interest, on the first payroll date following such sixty (60)-day period.

(f)                Definitions.

(i)                 “Cause” for purposes of this Agreement shall have the meaning set forth in the current WWE Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy in effect as of the date of this Agreement).

(ii)              “Change in Control” for purposes of this Agreement shall mean the occurrence of any of the following; provided, however, that a “Change in Control” shall have any “Change in Control” or similar definition contained in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) in any instance in which amounts are paid under a compensation agreement as a result of a Change in Control and such amounts are treated as deferred compensation under Code Section 409A: (A) the acquisition in one or more transactions, other than from WWE, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Exchange Act”)), other than WWE, a WWE subsidiary or any employee benefit plan (or related trust) sponsored or maintained by WWE or a WWE subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of WWE securities aggregating 30% or more of the vote of all voting securities; (B) the consummation (i.e. closing) of a reorganization, merger or consolidation involving WWE, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the beneficial owners of WWE’s common stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than seventy percent (70%) of both the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of WWE’s common stock and outstanding voting securities immediately prior to such reorganization, merger or consolidation; (C) the consummation (i.e. closing) of a sale or other disposition of all or substantially all of the assets of WWE, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the beneficial owners of WWE’s common stock immediately prior to such sale, beneficially own, directly or indirectly, more than sixty percent (60%) of both the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the entity purchasing such assets in substantially the same proportion as their ownership of WWE’s common stock and outstanding voting securities immediately prior to such sale or disposition; (D) the consummation of any transaction described in (A) or (B) above, following which Vincent K. McMahon and his family (as defined in Section 267(c)(4) of

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the Internal Revenue Code) retain beneficial ownership of voting securities of, as applicable, WWE, its successor or the ultimate parent corporation or other entity of the chain of corporations or other entities which includes WWE or its successor, representing voting power that is less than that of any other individual, entity or group; or (E) a complete liquidation or dissolution of WWE.

(iii)            “Disability” for purposes of this Agreement shall be defined as McMahon’s inability to perform the material responsibilities of his position with or without reasonable accommodation for a consecutive period of ninety (90) days in any one year period, or for a non-consecutive period of one hundred twenty (120) days in any one year period.

(iv)             “Good Reason” for purposes of this Agreement shall mean any of the following to which McMahon shall not specifically consent in writing after being fully informed thereof by a notice which fully sets forth McMahon’s rights hereunder in respect of such actions by the Company: (a) the assignment to McMahon of any duties materially inconsistent in any respect with McMahon’s positions with the Company (including reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any action by the Company which results in a material diminution in such positions, authority, duties or responsibilities; (b) any failure by the Company to comply with any of the material provisions of this Agreement, including the provisions of Section 7(c); (c) any material reduction in McMahon’s base compensation, other than a reduction that applies uniformly to all senior executive officers; or (d) any relocation of the Company’s executive offices to a location which is more than fifty (50) miles from Stamford, Connecticut. Notwithstanding the foregoing, in the event McMahon asserts that one of the foregoing reasons exists for potential termination of employment, McMahon shall first provide WWE written notice specifying the nature of the reason and WWE will have at least thirty (30) days to cure or remedy the situation. If McMahon has not terminated employment within ninety (90) days after the occurrence of such Good Reason situation or event that has not been cured or remedied by WWE, McMahon will be deemed to have waived the right to terminate on the basis of Good Reason with respect to the situation or event giving rise to Good Reason.

SECTION 5.      Conditions of Employment.

(a)               Further, McMahon’s continued employment shall be conditioned on: (i) McMahon’s execution of this Agreement without modification; (ii) continued compliance with the covenants set forth in Section 6 in accordance with their terms; and (iii) compliance with WWE’s Intellectual Property Release & Waiver, Conflict of Interest and Code of Conduct, Email Acceptable Use Guidelines, Equal Opportunity and Non-Harassment Policy, Employee Handbook Policy, Policy Prohibiting Insider Trading, Social Media Policy, and Fitness Center Waiver of Liability agreements.

(b)               WWE hereby notifies McMahon pursuant to federal law that: (1) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made: (i) in confidence to a Federal, State, or local

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government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c)               The portions of any current or future WWE Severance Policy relating to the amount of severance payments shall not apply to this Agreement, and McMahon acknowledges that any post-termination payments due him are only those payments specifically provided for under this Agreement.

SECTION 6.      Restrictive Covenants.

(a)               Confidential Information. McMahon acknowledges that by reason of his relationship with and service to the Company, McMahon has had and shall have access to confidential information relating to operations and technology and know-how which have been developed by the Company and its affiliates and may be developed in the future by the Company and its affiliates, including information and knowledge pertaining to wrestling productions and performances, public relations and marketing, products and their design and manufacture, methods of operation, sales and profit data, customer and supplier lists and relationships between the Company and its affiliates and its customers, suppliers and others who have business dealings with it, other information not readily available to the public, and plans for future developments relating thereto. In recognition of the foregoing, during the Term and at all times thereafter, McMahon shall maintain the confidentiality of all such information and other matters of the Company and its affiliates known to McMahon which are not otherwise in the public domain and shall not disclose any such information to any person outside the organization of the Company, wherever located, except as required by law or in the good faith performance of his duties for the Company, or otherwise with the Board’s prior written authorization and consent. Further, McMahon agrees not to, directly or indirectly, duplicate, sell, use, lease, commercialize or otherwise divulge to any person or entity any of the Company’s confidential information or use any such information for his own benefit or profit or allow any person, entity or third party, other than the Company and authorized agents and employees, to use or otherwise gain access to any such information.

(b)               Records. All papers, books and records of every kind and description relating to the business and affairs of the Company, or any of its affiliates, whether or not prepared by McMahon, other than personal notes prepared by or at the direction of McMahon, shall be the sole and exclusive property of the Company, and McMahon shall surrender them to the Company at any time upon request by the Board.

(c)               Non Competition. During the Term and for a period of twelve (12) months after the date of McMahon’s termination of employment, McMahon hereby agrees with the Company as to the following covenants:

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(i)                 McMahon shall not, directly or indirectly, engage in, or be employed by, or act as a consultant to, or be a director, officer, owner or partner of or acquire an interest in a business competing with the professional wrestling or other core businesses conducted by the Company or any of its subsidiaries or affiliates, nor without the prior written consent of the Board directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, employee, partner or consultant, or otherwise engage, invest or participate in any business that is competitive with the professional wrestling or other core businesses conducted by the Company or by any subsidiary or affiliate of the Company; provided, however, that nothing contained in this Section 6(c) shall prevent McMahon from investing or trading in stocks, bonds, commodities, securities, real estate or other forms of investment for McMahon’s own account and benefit (directly or indirectly), so long as McMahon’s ownership interest therein does not exceed three percent (3%) of any publicly-owned entity or five percent (5%) of any privately-owned entity or fund, and provided McMahon has no active role in the management of such entity or fund and such investment activities do not significantly interfere with McMahon’s services to be rendered hereunder and are consistent with the conflict of interest policies maintained by the Company from time to time;

(ii)              McMahon shall not actively solicit any employee, agent or independent contractor of the Company or any of its subsidiaries or affiliates to leave the employment or service thereof; and

(iii)            McMahon shall not induce or attempt to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or its subsidiaries or affiliates to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or other person and the Company or its subsidiaries or affiliates.

(d)               Works.

(i)                 All Works (as defined below) and McMahon’s contributions thereto during his employment by the Company shall belong solely and exclusively to the Company in perpetuity notwithstanding any termination of this Agreement. All Works shall be considered “works made for hire” owned by the Company as a work prepared by an employee within the scope of his employment under the United States Copyright Act of 1976, as amended (17 U.S.C. § 101 et seq.). To the extent that such Works are deemed works other than “works made for hire,” McMahon hereby assigns to Company all right, title and interest in and to all rights in such Works and all renewals and extensions of the copyrights or other rights that may be secured under the laws now or hereafter in force and effect in the United States or any other country or countries. The Company may file applications to register copyright as author thereof. McMahon shall take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and shall assist the Company or its nominees in filing applications to register

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claims of copyright in such works. McMahon shall not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission from the Company.

(ii)              “Works” means all materials, information, writings, and performances created by, or contributed to by, McMahon in the course of or as a result of McMahon’s employment by the Company which is fixed in any tangible medium of expression now or hereafter invented, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs, source and object codes, or portions thereof, and including, but not limited to, McMahon’s writing, appearances, performances, and creative director work product, the Events, and the Footage (in each case, as defined below) (including without limitation all storylines, incidents, dialogue, characters, actions, routines, ideas, gags, costumes or parts of costumes, accessories, crowns, Inventions (as defined below), championship, title or other belts (if applicable), and any other tangible or intangible materials written, composed, submitted, added, improvised, or created by or for McMahon in connection with his appearance at the Events and/or in the Footage).

(iii)            “Events” means professional wrestling matches and other events, engagements, appearances, filmings, photography shoots, autograph signings and other business and charitable events relating to professional wrestling or sports entertainment, whether or not staged before a live audience, in a television broadcast studio, on location or otherwise.

(iv)             McMahon hereby grants to the Company the exclusive right during the Term to video tape, film, photograph, or otherwise record, or to authorize others to do so, by any media now known or hereinafter discovered, McMahon’s writing, appearance, performance, commentary, and any other work product for or related to the Events or for or related to any and all of the services performed by McMahon pursuant to the terms herein. (These recordings by tape, film, photograph, disc, or otherwise are collectively referred to herein as the “Footage”).

(v)               Notwithstanding the termination of this Agreement for any reason, and notwithstanding any other provision of this Agreement, the Company shall have the right to produce, reproduce, reissue, manipulate, reconfigure, license, manufacture, record, perform, exhibit, broadcast, transmit, publish, copy, compile, print, reprint, vend, sell, distribute use or otherwise disseminate the Footage in perpetuity by any form of media, now or hereafter devised (including without limitation, free, cable, pay cable, closed circuit and pay per view television, the internet, video on demand, and subscription video on demand), CD, DVD, videodisc, videocassette, optical, electrical and/or digital compilations, theatrical motion picture and/or non-theatrical motion picture.

(e)               Inventions. All Inventions made or conceived by McMahon, either solely or jointly with others, during McMahon’s employment by the Company and within one (1) year after termination of such employment, whether or not such Inventions are made or conceived during

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the hours of McMahon’s employment or with the use of the Company’s facilities, materials, or personnel, shall be the property of the Company or its nominees. “Invention” means discoveries, concepts, and ideas, whether patentable or not, including apparatus, processes, methods, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company or its subsidiaries. McMahon shall, without royalty or any other additional consideration: (i) inform the Company promptly and fully of such Inventions by written reports, setting forth in detail a description, the operation and the results achieved; (ii) assign to the Company all McMahon’s right, title, and interest in and to such Inventions, any applications for United States and foreign Letters Patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon such Inventions and any United States and foreign Letters Patent; (iii) assist the Company or its nominees, at the expense of the Company, to obtain, maintain and enforce such United States and foreign Letters Patent for such Inventions as the Company may elect; and (iv) execute, acknowledge, and deliver to the Company at its expense such written documents and instruments, and do such other acts, such as giving testimony in support of McMahon’s inventorship and invention, as may be necessary in the opinion of the Company to obtain, maintain or enforce the United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions.

(f)                McMahon Intellectual Property and Life Story.

(i)                 The Company acknowledges and agrees that McMahon owns (A) McMahon’s legal name “Vincent K. McMahon,” and variants thereof (including “Mr. McMahon”), (B) McMahon’s image, voice, likeness, and other distinguishing characteristics, (C) McMahon’s personal experiences, biography and life story, and (D) all other rights of publicity and persona relating to McMahon (collectively, the “McMahon Intellectual Property”).  To the extent any rights in any McMahon Intellectual Property have vested in, or been assigned to, the Company, the Company hereby irrevocably assigns all right, title and interest in and to such rights to McMahon. McMahon hereby grants to the Company the non-exclusive right to use the McMahon Intellectual Property after the Term, as provided elsewhere herein.  McMahon acknowledges and agrees that the Company shall own in perpetuity all Works (including without limitation the Footage) and that the Company shall have perpetual rights in such Works, irrespective of the inclusion in such Works of the McMahon Intellectual Property, and McMahon hereby grants to the Company a non-exclusive, perpetual right to use the McMahon Intellectual Property as incorporated in such Works.

(ii)              The Company further acknowledges and agrees that McMahon will have the exclusive right to communicate, convey, commercialize, license, or otherwise exploit his life story, including to create, develop, publish, perform, display, use, license, and otherwise exploit any content and works relating to the same, in any form or medium, whether now known or hereafter created, including without limitation any books (memoir, biography, autobiography, etc.), articles or essays, audio recordings, audiovisual works (documentary, biopic, scripted program, dramatization, fictionalization, etc.) (the “Life

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Story Rights”).  The Company hereby irrevocably waives (A) any right or license it may have to exercise or exploit any Life Story Rights based on rights that have vested with or been granted to the Company under applicable law or any prior agreement with McMahon, (B) any right of approval with respect to any exercise of the Life Story Rights and any embodiment thereof, and (C) any claim for breach of any covenant or undertaking of McMahon relating to confidentiality, non-disparagement, non-competition, or other restrictive covenant or affirmative undertaking binding on McMahon that results from any content, communication, or action in connection with any exercise of the Life Story Rights and any embodiments thereof.  The Company hereby grants to McMahon and his successors and assigns a non-exclusive, perpetual, irrevocable, worldwide license (with the right to sublicense) to reproduce, prepare derivative works of, display, perform, and otherwise use any Works or intellectual property rights of the Company relating to McMahon’s life story in connection with any exercise of the Life Story Rights by or on behalf of McMahon and his successors and assigns and in any content or works developed based on the Life Story Rights in any form or medium, whether now known or hereafter created.

(g)               Injunctive Relief. McMahon agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and shall be received therefor and that the agreements set forth herein are the result of arm’s-length negotiations between the parties hereto. McMahon acknowledges that a breach of any of the covenants contained in this Section 6 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining McMahon from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.

(h)               Adjustment of Covenants. If any covenant or restriction contained in this Section 6 is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

SECTION 7.      General Provisions.

(a)               Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of the State of Connecticut. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so

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narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)               Complete Agreement. This Agreement, together with the attachments and documents referenced herein, supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement. For avoidance of doubt, the parties hereby confirm that the Employment Agreement between McMahon and WWE, dated January 1, 2011 and as subsequently amended, terminated upon the termination of McMahon’s employment with the Company on July 22, 2022 and is of no further force or effect.

(c)               Successors and Assigns. WWE’s rights under this Agreement may, without McMahon’s consent, be assigned by WWE, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of WWE. WWE will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of WWE expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that WWE would be required to perform it if no such succession had taken place. McMahon may not assign any of his rights and/or obligations under this Agreement without the prior written consent of WWE, and any such attempted assignment by McMahon without the prior written consent of WWE will be void.

(d)               Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Connecticut without regard to its conflicts of law rules.

(e)               Jurisdiction and Venue.

(i)                 McMahon irrevocably and unconditionally submits, for himself and his property, to the exclusive jurisdiction of the U.S. District Court for the District of Connecticut and the State Courts of Connecticut for any action or proceeding arising out of or relating to this Agreement.

(ii)              The parties agree that the mailing by certified or registered mail, return receipt requested to both: (A) the other party; and (B) counsel for the other party, of any notice required under this Agreement, or of any process required by any such court, shall constitute valid and lawful notice or service of process against them, as applicable, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent a court holds such means to be unenforceable, each of the parties’ respective counsel shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by applicable law shall constitute valid and lawful service of process against the applicable party.

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(f)                Taxes; Section 409A Compliance. All payments under this Agreement or under any other WWE arrangement will be subject to applicable taxes and withholdings. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall WWE be liable for any additional tax, interest or penalty that may be imposed on McMahon by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of nonqualified deferred compensation subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from WWE and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with WWE under Treasury Regulation Section 1.409A-1(h)(3), and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if McMahon is identified on the date of his separation from service as a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B)(i), then the following shall apply: (i) with regard to any payment that is considered nonqualified deferred compensation subject to Code Section 409A, as determined by WWE in its sole discretion, and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of: (A) the expiration of the six (6)month period measured from the date of McMahon’s “separation from service”; and (B) the date of his death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to McMahon in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, McMahon’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g)               Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of McMahon and a duly authorized representative of WWE, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)               Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Vincent K. McMahon
Vincent K. McMahon

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Nick Khan
Name: Nick Khan
Title: Chief Executive Officer

[Signature Page to McMahon Employment Agreement]

EXHIBIT A

FORM OF separation agreement and Release